SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 of 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 11, 2000



                      FORTUNE NATURAL RESOURCES CORPORATION

             (Exact name of Registrant as specified in its charter)



   Delaware                        1-12334                     95-4114732
   --------                        -------                     ----------
(State or other                  (Commission                 (IRS Employer
 jurisdiction of                 File Number)                Identification No.)
 incorporation)


               515 W. Greens Road, Suite 720, Houston, Texas 77067
        -----------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS

         July 11, 2000 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) today provided this exploration program update:

TEXAS GULF COAST AND STATE WATERS ACTIVITY:

     CADIZ PROSPECT - BEE COUNTY, TEXAS - ONSHORE:

         BROOKS #1 WELL: Final logging results of the Brooks #1 well at the Cadiz 3-D Seismic Prospect indicate that the well encountered approximately 175 feet of net pay in four potentially productive zones. The log analysis shows 63' of net pay in the Lower Luling, 60' of net pay in the Lower Slick, 8' of net pay in a Wilcox stringer sand and 44' of net pay in the Upper Luling. The Upper Slick sand may also be productive but has not been counted in the net pay calculation.

         The well has first been perforated in the top 10 feet of the Lower Luling sand and is now flowing two mmcf of gas and 8 barrels of condensate per day, on a 10/64" choke, into the sales line. Because of the better-than-expected results, the partners are considering perforating a portion of the additional 53' of the Lower Luling net pay interval to increase production. These additional perforations are in lieu of performing a fracture stimulation that the partners thought would be necessary on this sand. The other potential zones will remain behind pipe and be perforated later after lower zones have first been produced fully.

         Fortune owns a 6.5625% working interest in the producing well. Production commenced on June 24, 2000. The well was drilled on a 3-D seismic anomaly generated from 3-D seismic licensed by Fortune and farmed-out to Prime Energy Corporation (NASDAQ: PNRG). Prime has exercised its option to drill a well on a prospect in an adjacent faultblock which was also generated from the 3-D seismic and expects to begin operations within sixty days.

     LA ROSA - REFUGIO COUNTY, TEXAS - ONSHORE:

         LA ROSA #C-7 WELL (NEW DISCOVERY): The La Rosa #C-7 well was spud on June 18, 2000 and logged on June 26, 2000 as a new discovery. Preliminary log evaluation indicates that the well has five Miocene pay sands and one additional potential pay sand. The well has been completed and is to be tested by mid-July. Fortune owns an 18.75% working interest in the well; its share of the drilling cost and completion was approximately $33,000.

         SPAULDING #11: In response to historically high oil and gas prices, the partners in the La Rosa field have begun a re-completion program to increase production. The Spaulding #11 well, the first operation in this re-completion program, was brought on production on June 22, 2000, with an initial flow rate of 1 million cubic feet per day. Fortune owns a 37.5% working interest in the well and spent approximately $8,000 to fund its share of the re-completion.

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         B.D. ROOKE #54: The second well in the La Rosa re-completion  program, the B.D. Rooke #54, was successfully re-completed on June 27, 2000, and is awaiting pipeline repair to be placed on production. Fortune's interest in the well is 37.5%; its share of the re-completion cost was approximately $8,000.

         SPAULDING #12: The third well in the La Rosa re-completion program, the Spaulding #12, was successfully re-completed on July 3, 2000, with an initial flow rate of 400,000 cubic feet per day. Fortune's interest in this well is 20.69%; its share of the re-completion cost was approximately $4,000.

MISSISSIPPI ONSHORE ACTIVITY:

     BACON FIELD AREA - CHICKASAW COUNTY

         ANDERSON #13-10: The next well in a series of wells in the Bacon Field Area in which Fortune has participated is the Anderson #13-10. The well is anticipated to spud on July 19, 2000. Fortune has a 10% working interest in the well. Over the last year and a half, Fortune has participated in four wells in the area, of which 75% were successfully completed.

         FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's most recent Annual Report on Form 10-KSB/A, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the Company will be successful in meeting its expectations.

                                   **********
                                                  Company Contact: Angela McLane
                                                                  (281) 872-1170



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ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

         None.









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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         FORTUNE NATURAL RESOURCES CORPORATION

                                         By: /s/ Dean W. Drulias
                                             ----------------------------------
                                             Dean W. Drulias
                                             Executive Vice President
                                             and General Counsel


Date:  July 11, 2000


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